Exhibit 10.2

[Avalanche Biotechnologies, Inc. letterhead]

July 23, 2015

Hans P. Hull, Esq.

1035 O’Brien Drive

Suite A

Menlo Park, California 94025

Re: Special Interim CEO Bonus

Dear Hans:

The Board of Directors of the Avalanche Biotechnologies, Inc. (the “Company”) has determined to grant you a special bonus for your services as interim Chief Executive Officer and President of the Company (the “Special Bonus”). Subject to your continued employment with the Company through the date of commencement of employment of a permanent Chief Executive Officer of the Company, you will be entitled to receive a one-time cash bonus of One Hundred Twenty Thousand Dollars ($120,000), less applicable withholdings, payable in a lump sum within ten (10) business days of such commencement date. This Special Bonus is in addition to your base salary and annual bonus otherwise payable to you.

We greatly appreciate your services to the Company during this transition time.

Sincerely,

/s/ Mark S. Blumenkranz, M.D.

Mark S. Blumenkranz, M.D.

Chairman of the Board